                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Thomas Nelson, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              THOMAS NELSON, INC.
                                501 NELSON PLACE
                                P.O. BOX 141000
                        NASHVILLE, TENNESSEE 37214-1000

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------

     The Annual Meeting of Shareholders (the "Annual Meeting") of Thomas Nelson, Inc. will be held at the Loews Vanderbilt Plaza, 2100 West End Avenue, Nashville, Tennessee, at 11:00 a.m., local time, on Thursday, August 22, 1996, for the following purposes:

          1. To elect three directors in Class Three to serve for a term of three years or until their respective successors are elected and take office.

          2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on July 1, 1996, will be entitled to notice of and to vote at the Annual Meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE EXERCISE THEREOF, AND THE GIVING OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

                                           By order of the Board of Directors.

                                           /s/ SAM MOORE
                                           -------------------------------------
                                           SAM MOORE,
                                           President

Nashville, Tennessee
July 11, 1996

                              THOMAS NELSON, INC.
                                501 NELSON PLACE
                                P.O. BOX 141000
                        NASHVILLE, TENNESSEE 37214-1000

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Thomas Nelson, Inc., a Tennessee corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on August 22, 1996 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying notice, and at any adjournment thereof. It is expected that this proxy statement, the form of proxy and the Company's Annual Report to Shareholders will be mailed to shareholders on or about July 11, 1996.

     Only shareholders of record at the close of business on July 1, 1996 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. On such date, the issued and outstanding voting securities of the Company consisted of 16,007,266 shares of Common Stock (the "Common Stock") and 1,112,075 shares of Class B Common Stock (the "Class B Common Stock"). Each share of Common Stock and Class B Common Stock entitles the holder thereof to one vote and ten votes, respectively, on each matter presented for action at the Annual Meeting.

     All proxies delivered pursuant to this solicitation may be revoked at any time prior to the voting thereof by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation, or duly executing a proxy bearing a later date. The giving of the proxy will not affect the right of the shareholder to attend the Annual Meeting and vote in person. If not revoked, all proxies which are properly signed and returned to the Company will be voted in accordance with instructions contained thereon. If no instructions are given, the persons named in the proxy will vote the shares represented thereby FOR the approval of the election as directors of all nominees set forth under PROPOSAL NO. 1.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information as of the Record Date with respect to those persons known to the Company to be the beneficial owners (as defined by the rules of the Securities and Exchange Commission (the "Commission")) of more than five percent (5%) of the Common Stock and Class B Common Stock and with respect to the beneficial ownership of the Common Stock and Class B Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all executive officers and directors of the Company as a group. Except as otherwise specified, the shares indicated are presently outstanding, and the Company believes the beneficial owner has sole voting and investment power over the indicated shares.

                                                       AMOUNT OF                AMOUNT OF
                                                      COMMON STOCK               CLASS B
                                                      BENEFICIALLY   PERCENT   COMMON STOCK   PERCENT
                                                           #           OF      BENEFICIALLY     OF
              NAME OF BENEFICIAL OWNER                OWNED(1)(2)     CLASS    OWNED(1)(2)     CLASS
- ----------------------------------------------------  ------------   -------   ------------   -------
Sam Moore (3)****...................................    1,616,163       9.8%      557,394       48.8%
S. Joseph Moore(4)****..............................      218,384       1.4       105,393        9.3
Mellon Bank Corporation (5).........................    1,985,648      12.4             0
Ariel Capital Management, Inc. (6)..................      981,490       6.1             0
Brownlee O. Currey, Jr.** (7).......................      182,754       1.1         4,035          *
W. Lipscomb Davis, Jr.** (8)........................       11,843         *         2,531          *
Robert J. Niebel, Sr.** (8).........................       25,054         *         3,692          *
Millard V. Oakley** (9).............................      278,659       1.7        19,542        1.8
Joe M. Rodgers** (10)...............................       10,885         *             0
Cal Turner, Jr.** (7)...............................       12,166         *             0
Andrew J. Young** (11)..............................        4,610         *             0
Joe L. Powers*** (12)...............................      109,998         *        69,612        6.2
Roland Lundy*** (13)................................       16,903         *            46          *
Byron D. Williamson*** (14).........................       16,822         *            38          *
All Executive Officers and Directors as a group (17
  persons) (15).....................................    2,710,891      16.0       837,701       71.4

- ---------------

   * Indicates less than 1%.
  ** Director.
 *** Named Officer.
**** Director and Named Officer.
 (1) Pursuant to the rules of the Commission, shares of Common Stock which certain beneficial owners presently have the right to acquire pursuant to the conversion provisions of the Company's 5 3/4% Convertible Subordinated Notes due 1999 (the "Convertible Notes") are deemed outstanding for the purpose of computing such beneficial owner's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of the other beneficial owners shown in the table. Likewise, the shares subject to options held by directors and executive officers of the Company which are exercisable within 60 days of the Record Date are all deemed outstanding for the purpose of computing such director's or executive officer's percentage ownership and the percentage ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the percentage ownership of the other beneficial owners in the table. The share information assumes further that where such individuals can elect to receive either Common Stock or Class B Common Stock, an election is made to receive Common Stock.
 (2) Shares of Class B Common Stock are convertible into an equal number of shares of Common Stock at the option of the holder, and, wherever applicable, share information set forth above with respect to the Common Stock assumes the conversion of all Class B Common Stock by the holders thereof for an equivalent number of shares of Common Stock which may be so acquired by conversion during the 60-day period commencing on the Record Date.
 (3) Includes 15,626 shares of Class B Common Stock and 13,333 shares of Class B Common Stock issuable upon exercise of outstanding options under the Company's 1986 Stock Incentive Plan (the "1986 Plan") and the Company's Amended and Restated 1992 Stock Incentive Plan (the "Stock Incentive Plan"), respectively, 151,250 shares of Common Stock held by two trusts of which Mr. Moore is trustee and sole beneficiary, and 22,225 shares of Common Stock and 1,601 shares of Class B Common Stock held by the Company's Employee Stock Ownership Plan (the "ESOP"), as to which Sam Moore has sole voting power. Sam Moore's spouse owns 33,552 shares of Common Stock and 3,435 shares of

     Class B Common Stock, beneficial ownership of which is disclaimed by Mr. Moore and which are not included. Sam Moore's address is 501 Nelson Place, P.O. Box 141000, Nashville, Tennessee 37214-1000.
 (4) Includes 6,250 shares of Class B Common Stock and 10,000 shares of Class B Common Stock issuable upon exercise of outstanding options under the 1986 Plan and Stock Incentive Plan, respectively, 22,750 shares of Common Stock and 36,785 shares of Class B Common Stock held by a trust of which S. Joseph Moore is a trustee and the sole beneficiary, and 6,540 shares of Common Stock and 90 shares of Class B Common Stock held by the ESOP, as to which S. Joseph Moore has sole voting power. S. Joseph Moore's address is 501 Nelson Place, P.O. Box 141000, Nashville, TN 37214-1000.
 (5) As reflected in a Schedule 13G filed with the Commission on January 29, 1996, by Mellon Bank Corporation on behalf of its, direct or indirect, subsidiaries, including Boston Safe Deposit and Trust Company, Mellon Bank, N.A., Mellon Capital Management Corporation, The Dreyfus Corporation, and Dreyfus Management, Inc. The address of Mellon Bank Corporation is One Mellon Bank Center, Pittsburgh, PA 15258.
 (6) As reflected in a Schedule 13G filed with the Commission on May 10, 1996, by Ariel Capital Management, Inc. The address of Ariel Capital Management, Inc. is 307 North Michigan Avenue, Chicago, Illinois 60601.
 (7) Includes 5,791 shares of Common Stock and 2,000 shares of Common Stock issuable upon exercise of outstanding options under the Company's 1990 Deferred Compensation Plan for Outside Directors (the "Outside Director Plan") and the Stock Incentive Plan, respectively.
 (8) Includes 2,000 shares of Common Stock issuable upon exercise of outstanding options under the Stock Incentive Plan.
 (9) Includes 5,791 shares of Common Stock and 2,000 shares of Common Stock issuable upon exercise of outstanding options under the Outside Directors Plan and the Stock Incentive Plan, respectively, and 24,375 shares of Common Stock and 937 shares of Class B Common Stock held by a trust of which Mr. Oakley is trustee and the sole beneficiary.
(10) Includes 3,810 of Common Stock and 2,000 shares of Common Stock issuable upon exercise of outstanding options under the Outside Directors Plan and the Stock Incentive Plan, respectively; the remaining 5,075 shares of Common Stock are held by a limited partnership of which Mr. Rodgers is Chairman and his spouse is the general partner and majority owner.
(11) Includes 2,610 shares of Common Stock and 2,000 shares of Common Stock issuable upon exercise of outstanding options under the Outside Directors Plan and the Stock Incentive Plan, respectively.
(12) Includes 4,688 shares of Class B Common Stock and 3,333 shares of Class B Common Stock issuable upon exercise of outstanding options under the 1986 Plan and the Stock Incentive Plan, respectively, and 33,956 shares of Common Stock and 2,102 shares of Class B Common Stock held by the ESOP, as to which Mr. Powers has sole voting power. Mr. Power's address is 501 Nelson Place, P.O. Box 141000, Nashville, Tennessee 37214-1000.
(13) Includes 6,250 shares of Common Stock and 5,000 shares of Common Stock issuable upon exercise of outstanding options under the 1986 Plan and the Stock Incentive Plan, respectively, and 607 shares of Common Stock and 46 shares of Class B Common Stock held by the ESOP, as to which Mr. Lundy has sole voting power.
(14) Includes 6,250 shares of Common Stock and 5,000 shares of Common Stock issuable upon exercise of outstanding options under the 1986 Plan and Stock Incentive Plan, respectively, and 534 shares of Common Stock and 38 shares of Class B Common Stock held by the ESOP, as to which Mr. Williamson has sole voting power.
(15) Includes an aggregate of 92,871 shares of Common Stock and 4,385 shares of Class B Common Stock held by the ESOP, and shares issuable upon exercise of options to purchase 72,230 shares of Common Stock and 61,251 shares of Class B Common Stock.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Amended and Restated Charter of the Company provides that the Board of Directors shall be divided into three classes with the classes to be as nearly equal in size as possible. The current Board of Directors consists of nine members, with the terms of office of the directors in Class Three expiring at the Annual Meeting. The incumbent directors whose terms of office extend beyond this Annual Meeting are as follows:

                                                                        ANNUAL MEETING
                                                             DIRECTOR      AT WHICH
                                 NAME                         CLASS      TERM EXPIRES
            -----------------------------------------------  --------   --------------
            Robert J. Niebel, Sr. .........................     Two          1997
            Millard V. Oakley..............................     Two          1997
            S. Joseph Moore................................     Two          1997
            Sam Moore......................................     One          1998
            Cal Turner, Jr. ...............................     One          1998
            Andrew J. Young................................     One          1998

     The Board of Directors has nominated the following persons for election as directors in Class Three with terms of office of three years expiring at the Annual Meeting of Shareholders to be held in 1999:

                            Brownlee O. Currey, Jr.
                             W. Lipscomb Davis, Jr.
                                 Joe M. Rodgers

Each of the nominees is currently a member of the Board of Directors and was previously elected as a director by the shareholders.

     It is intended that proxies received in response to this solicitation will, unless otherwise specified, be voted in favor of the election of the above persons as directors of the Company for the terms set forth above and until their successors are elected and qualified. In case any of these persons is unable or declines to serve, it is intended, in the absence of contrary direction, that the proxies will be voted for the balance of those named above and for substitute nominees selected by the Board of Directors. The Board of Directors has no reason to expect that any of the nominees will not be available for election at the Annual Meeting, and therefore does not at this time have any substitute nominees under consideration.

     A plurality of the votes cast by the shares entitled to vote in the election is required to elect a director. Shareholders have no right to vote cumulatively for directors, but rather each shareholder may cast one vote for each share of Common Stock and ten votes for each share of Class B Common Stock held by such shareholder for each director to be elected. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

     The following table contains additional information concerning the incumbent directors who will remain in office and the director nominees. Except as indicated below, each director and nominee has been an employee of the firm(s) listed below as his principal occupation for more than the past five years.

                                                                                        DIRECTOR
                NAME                             PRINCIPAL OCCUPATION             AGE    SINCE
- -------------------------------------  -----------------------------------------  ---   --------
Brownlee O. Currey, Jr...............  Chairman of the Board of The Nashville     67      1984
  (C, N & A)                             Banner Publishing Co.; Director of OCC,
                                         Inc., and A+ Communications, Inc.
W. Lipscomb Davis, Jr................  Partner of Hillsboro Enterprises;          64      1984
  (A & C)                              Director of SunTrust Bank, Nashville,
                                         N.A., American General Corporation, and
                                         Genesco, Inc.
Sam Moore............................  Chairman of the Board, Chief Executive     65      1961
  (E & N)                                Officer, and President of the Company.
S. Joseph Moore......................  Executive Vice President of the Company    33      1995
                                       and President of Thomas Nelson Gift
                                         Division. Previously served as
                                         Divisional Vice President of the
                                         Company in various capacities since
                                         1991. S. Joseph Moore is the son of Sam
                                         Moore.
Robert J. Niebel, Sr.................  Senior Vice President of 21st Century      58      1973
  (E & A)                                Christian, Inc.
Millard V. Oakley....................  Businessman managing private investments.  66      1972
  (C & N)
Joe M. Rodgers.......................  Chairman of The JMR Group; Director of     61      1992
  (E)                                    AMR/American Airlines, Inc., BellSouth,
                                         Telecommunications, Gaylord
                                         Entertainment Company, Gryphon,
                                         Holdings, Inc., Lafarge Corp., SunTrust
                                         Bank, Nashville, N.A., Tractor Supply
                                         Co., and Willis Corroon plc. Mr.
                                         Rodgers previously was the Chairman and
                                         Chief Executive Officer of Berlitz
                                         International from December 1991 until
                                         February 1993.
Cal Turner, Jr.......................  Chairman, President and Chief Executive    56      1991
  (E)                                    Officer of Dollar General Corp.;
                                         Director of First American Corporation
                                         and Shoney's, Inc.
Andrew J. Young......................  Vice Chairman of Law Companies Group; Co-  64      1993
  (E)                                    Chairman of Atlanta Committee for
                                         Olympic Games; Director of Delta
                                         Airlines, Inc. and Host Marriott
                                         Corporation. Previously served as Mayor
                                         of Atlanta, Georgia from 1980 to 1990.

- ---------------

Member of Executive (E), Compensation (C), Nominating (N), Audit (A) Committee

NOMINATIONS

     In accordance with the Company's Amended Bylaws (the "Amended Bylaws"), nominations of the persons for election to the Board of Directors may be made at a meeting of shareholders by or at the direction of the Board of Directors, by any nominating committee or by any shareholder of the Company entitled to vote for the election of directors at such meeting who complies with the notice procedures set forth in the Amended Bylaws. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of such meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the day of the meeting was mailed or such public disclosure was made. The Amended Bylaws require that the notice contain certain information with respect to the proposed nominee and as to the shareholder giving the notice. The Company will furnish on request to any shareholder a copy of the relevant section of the Amended Bylaws.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors has four standing committees -- the Executive Committee, the Compensation Committee, the Audit Committee, and the Nominating Committee. The Executive Committee has all powers and authority vested in the Board of Directors, except the power to declare dividends or other corporate distributions or to remove members of the Board of Directors, but including the power to amend or repeal bylaws, to submit to shareholders matters that require shareholders' approval, and to fill vacancies on the Board of Directors or any committee of the Board of Directors. The Compensation Committee reviews and approves management compensation and administers the Company's retirement and incentive plans. The Nominating Committee recommends to the Board of Directors nominees for election to the Board of Directors. The Nominating Committee will consider nominees recommended by the holders of the Common Stock and Class B Common Stock provided such proposed nominees are submitted to the Company in the manner and within the time limit for shareholder proposals as set forth in the immediately preceding paragraph. The Audit Committee recommends to the Board of Directors the appointment of the independent auditors and reviews with the auditors' representatives the scope of their examination, their fees, the results of their examination, and any problems identified by the independent auditors regarding internal controls, together with their recommendations.

     During the last fiscal year, the Board of Directors held six meetings. The Executive Committee held two meetings, the Compensation Committee held five meetings, the Nominating Committee held one meeting and the Audit Committee held nine meetings. Each of the incumbent directors attended at least 75% of the aggregate of all Board of Director meetings and meetings of committees on which he served during the last fiscal year.

                             EXECUTIVE COMPENSATION

     The following table provides information as to annual, long-term and other compensation during fiscal years 1996, 1995 and 1994 for the Company's Chief Executive Officer and the persons who, in fiscal 1996, were the other four most highly compensated executive officers of the Company (collectively, the "Named Officers"):
                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                             COMPENSATION AWARDS
                                                                          -------------------------
                                                                                         SECURITIES
                                         ANNUAL COMPENSATION                             UNDERLYING
                              -----------------------------------------                   OPTIONS/
      NAME AND                                           OTHER ANNUAL      RESTRICTED       SARS         ALL OTHER
 PRINCIPAL POSITION    YEAR   SALARY ($)   BONUS ($)   COMPENSATION ($)   STOCK ($)(1)     (#)(2)     COMPENSATION ($)
- ---------------------  ----   ----------   ---------   ----------------   ------------   ----------   ----------------
Sam Moore............  1996    $316,666    $      0        $      0         $      0       160,000        $155,056(3)
  President and Chief  1995     275,000     175,000               0          246,875        31,250         173,092
  Executive Officer    1994     250,000     100,000               0                0             0         148,203
S. Joseph Moore......  1996     227,035           0               0                0       110,000           6,762(4)
  Executive Vice       1995     153,847     130,000               0           74,063        12,500           7,039
  President            1994     120,385      50,000               0                0             0           5,938
Joe L. Powers........  1996     180,040           0               0                0        55,000           7,018(5)
  Executive Vice       1995     169,234      80,000               0           98,750         9,375           7,764
  President and        1994     155,869      50,000               0                0             0           7,703
  Secretary
Roland Lundy.........  1996     187,605           0               0                0        55,000           7,018(6)
  President, Word      1995     184,201     127,000               0           98,750        12,500           8,148
  Records & Music      1994     172,196      50,000          48,510(7)             0             0           8,068
  Division
Byron D.               1996     187,893           0           9,701(7)             0        55,000           5,263(8)
  Williamson.........  1995     167,275      99,000               0           98,750        12,500           5,383
  President,           1994     158,694      96,000               0                0             0           4,828
  NelsonWord
  Publishing Division

- ---------------

(1) The amounts indicated in this column represent the dollar value of restricted stock grants earned by the Named Officers under the Stock Incentive Plan. These restricted stock awards were granted contingently to Sam Moore in the amount of 25,000 shares and to each of S. Joseph Moore, Joe L. Powers, Roland Lundy and Byron D. Williamson in the amount of 10,000 shares and could be earned proportionally over fiscal 1995 and fiscal 1996 based on the achievement of pre-established margin contribution objectives of certain divisions of the Company and/or pre-tax income targets of the Company for each such year. Shares earned pursuant to these restricted stock awards are contingent upon the continued employment of the Named Officer for a period of two fiscal years after the date such shares are earned. The established performance goals for fiscal 1996 were not achieved and, therefore, none of the available 32,500 shares were awarded to the Named Officers. As a result of achieving the performance goals established for fiscal 1995, the number of shares earned by each of the Named Officers includes 12,500 shares to Sam Moore, 3,750 shares to S. Joseph Moore and 5,000 to shares to each of Joe L. Powers, Roland Lundy and Byron D. Williamson. Restricted stock awards made during fiscal 1994 were rescinded by the Compensation Committee because the target performance vesting criteria for fiscal 1994 were not met by the Company. In accordance with rules promulgated by the Commission, the dollar value reflected above was calculated by multiplying the closing market price of the Common Stock on the date of grant by the number of restricted shares awarded.
(2) Represents the number of stock options granted (i) under the Company's Stock Incentive Plan for fiscal 1996 and (ii) under the Company's 1986 Plan for fiscal 1995. No stock options were granted in fiscal 1994.
(3) Includes $148,038 for fiscal year 1996 relating to amounts paid (net of taxes) to Sam Moore to enable him to pay the after income tax cost of the premiums on life insurance maintained on the joint lives of Sam Moore and his wife. Such payments are contemplated by an agreement between Sam Moore and the Company, dated May 17, 1991. See "--Employment and Termination Agreements." Also includes $4,708 contributed to the ESOP and $2,310 contributed to the Company's 401(k) Plan by the Company on behalf of Sam Moore.

(4) Includes $4,708 contributed to the ESOP and $2,054 contributed to the Company's 401(k) Plan by the Company on behalf of S. Joseph Moore.
(5) Includes $4,708 contributed to the ESOP and $2,310 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Powers.
(6) Includes $4,708 contributed to the ESOP and $2,310 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Lundy.
(7) Represents moving expenses paid by the Company on behalf of the named officer.
(8) Includes $4,708 contributed to the ESOP and $555 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Williamson.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     This table provides information as to options granted to the Named Officers during fiscal year 1996.

                                               INDIVIDUAL GRANTS
                             -----------------------------------------------------
                                            PERCENT OF                                POTENTIAL REALIZABLE
                                              TOTAL                                  VALUE AT ASSUMED ANNUAL
                              NUMBER OF      OPTIONS/                                 RATES OF STOCK PRICE
                             SECURITIES    SARS GRANTED                              APPRECIATION FOR OPTION
                             UNDERLYING    TO EMPLOYEES   EXERCISE OR                         TERM
                             OPTION/SARS    IN FISCAL     BASE PRICE    EXPIRATION   -----------------------
           NAME              GRANTED(#)        YEAR         ($/SH)         DATE        5%($)        10%($)
- ---------------------------  -----------   ------------   -----------   ----------   ----------   ----------
Sam Moore..................    120,000(1)      20.7%        $18.375       6/12/05    $1,276,463   $3,293,702
                                40,000(2)       6.9          18.375       6/12/05       425,488    1,097,901
S. Joseph Moore............     80,000(1)      13.8          18.375       6/12/05       850,975    2,195,801
                                30,000(2)       5.2          18.375       6/12/05       319,116      823,426
Joe L. Powers..............     20,000(1)       3.4          18.375       6/12/05       212,744      548,950
                                10,000(2)       1.7          18.375       6/12/05       106,372      274,475
Roland Lundy...............     40,000(3)       6.9          18.375       6/12/05       425,488    1,097,901
                                15,000(4)       2.6          18.375       6/12/05       159,558      411,713
Byron D. Williamson........     40,000(3)       6.9          18.375       6/12/05       425,488    1,097,901
                                15,000(4)       2.6          18.375       6/12/05       159,558      411,713

- ---------------

(1) Options to purchase at the election of the optionee shares of either Common Stock or Class B Common Stock granted on June 12, 1995, pursuant to the Stock Incentive Plan. These options vest in three equal annual installments of 33 1/3% each beginning on the third anniversary of the date of grant.
(2) Options to purchase at the election of the optionee shares of either Common Stock or Class B Common Stock granted on June 12, 1995, pursuant to the Stock Incentive Plan. These options vest in three equal annual installments of 33 1/3% each beginning on the first anniversary of the date of grant.
(3) Options to purchase shares of Common Stock granted on June 12, 1995, pursuant to the Stock Incentive Plan. These options vest in three equal annual installments of 33 1/3% each beginning on the third anniversary of the date of grant.
(4) Options to purchase shares of Common Stock granted on June 12, 1995, pursuant to the Stock Incentive Plan. These options vest in three equal annual installments of 33 1/3% each beginning on the first anniversary of the date of grant.

                         FISCAL YEAR-END OPTION VALUES

     The following table provides information as to the aggregate number of shares of Common Stock covered by both exercisable and unexercisable stock options as of March 31, 1996, and the values for the "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock. No options were exercised by the Named Officers during the fiscal year ended March 31, 1996.

                                                      NUMBER OF SECURITIES
                                                           UNDERLYING               VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTION/SARS            OPTIONS/SARS
                                                     AT FISCAL YEAR-END (#)       AT FISCAL YEAR-END ($)(1)
                                                   ---------------------------   ---------------------------
                      NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -------------------------------------------------  -----------   -------------   -----------   -------------
Sam Moore........................................     7,813         183,437        $24,962       $ 154,886
S. Joseph Moore..................................     3,125         119,375         13,984          96,953
Joe L. Powers....................................     2,344          37,031         10,489          46,464
Roland Lundy.....................................     3,125          64,375          1,875           5,625
Byron D. Williamson..............................     3,125          64,375          1,875           5,625

- ---------------

(1) Certain outstanding options are exercisable into either Common Stock or Class B Common Stock and, where appropriate, the value of unexercised options reflects gains based on the closing price of the Class B Common Stock due to its higher market price. On March 31, 1996, the closing price of the Class B Common Stock and Common Stock on the New York Stock Exchange was $18.875 and $15.00, respectively.

DIRECTORS COMPENSATION

     Directors not otherwise employed by the Company receive $1,200 per month plus $1,000 for attending, in person, each meeting of the Board of Directors or any committee, when such committee meetings are separately called and held. Directors attending such meetings by means of a telephone conference call receive $500 for each meeting. Board members who are employed as officers by the Company receive no extra compensation for their services as directors or committee members. All directors are reimbursed by the Company for expenses incurred by them in connection with their service on the Board of Directors and committees.

     Outside Directors also are eligible to receive stock-based incentive compensation to more closely align their interests with shareholders of the Company. The Company has adopted the Outside Directors Plan. Options may be awarded under the Outside Directors Plan, on or prior to the annual meeting of shareholders or on initial election to the Board of Directors, to each director of the Company who files with the Company an irrevocable election to receive options in lieu of not less than fifty percent (50%) of the retainer fees to be earned during each fiscal year. The option price for shares granted under the Outside Directors Plan is $1.00 per share with the number of shares being determined by dividing the amount of the annual retainer fee by the fair market value of the shares on the option date less $1.00 per share. In addition, pursuant to the Stock Incentive Plan, each outside director receives a non-qualified stock option to purchase 2,000 shares of Common Stock on the date of each annual meeting of shareholders with an exercise price equal to the fair market value of the Common Stock on such date. The shares subject to such options vest on the first anniversary of the date of grant and are exercisable for a period of ten years.

EMPLOYMENT AND TERMINATION AGREEMENTS

     The Company has multi-year employment agreements with each Named Officer that provide for an annual base salary, the opportunity to receive incentive and bonus compensation, fringe benefits and life insurance. The employment agreement of each of Sam Moore, S. Joseph Moore and Joe Powers contain certain provisions that entitle them to receive certain payments in the event of a change in control of the Company that results in the termination of their employment with the Company, including a severance payment. Sam Moore's severance payment is equal to 2.99 times his then current base salary, and each of S. Joseph Moore's and Joe Powers' severance payment is equal to 2 times their respective then current base salaries.

     The Company also has an agreement with Sam Moore which provides that upon termination of employment for any reason other than as defined in the agreement, Mr. Moore will receive severance compensation equal to an amount necessary to fund certain insurance survivorship policies until a net death benefit of $10,000,000 is attained, or December 31, 2006, whichever is earlier. The policy proceeds will be paid to a trust established for the benefit of Mr. Moore's family.

COMPENSATION COMMITTEE REPORT

     Decisions concerning the compensation of the Company's executives are made by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a non-employee director. The Compensation Committee is responsible for reviewing and setting the compensation of the Company's senior executives and for establishing general executive compensation policies for the Company.

  Compensation Philosophy and Policies for All Executive Officers

     The Compensation Committee believes that the primary objectives of the Company's executive compensation policy should be:

     - to attract and retain talented executives by providing a compensation program that is competitive with the compensation provided to executives at companies of comparable size and position in the publishing, media and music business, while maintaining compensation within levels that are consistent with the Company's business plan, financial objectives and operating performance;

     - to provide appropriate incentives for executives to work towards the achievement of the Company's annual performance targets established in the Company's business plan; and

     - to more closely align the interests of its executives with those of shareholders by providing long-term incentive compensation in the form of stock awards and options or other equity-based, long-term incentive compensation.

     The Compensation Committee believes that the Company's executive compensation policies should be reviewed during the first quarter of the fiscal year when the financial results of the prior fiscal year become available. The policies should be reviewed in light of their consistency with the Company's financial performance, its business plan and its position within the publishing, media and music industry, as well as the compensation policies of similar companies in the publishing, media and music business. The compensation of individual executives should then be reviewed annually by the Compensation Committee in light of its executive compensation policies for that year.

     In setting and reviewing compensation for the executive officers, the Compensation Committee considers a number of different factors designed to assure that compensation levels are properly aligned with the Company's business strategy, corporate culture and operating performance. Among the factors considered are the following:

     - Comparability -- The Compensation Committee considers the compensation packages of similarly situated executives at companies deemed to be most comparable to the Company. The objective is to maintain competitiveness in the marketplace in order to attract and retain the highest quality executives. This is a principal factor in setting base levels of compensation.

     - Pay for Performance -- The Compensation Committee believes that compensation should be in part directly linked to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee has relied on cash bonuses which have been determined on the basis of certain objective and subjective factors after receiving the recommendations of senior management.

     - Equity Ownership -- The Compensation Committee believes that an integral part of the executive compensation program at the Company is equity-based compensation plans which encourage and create ownership of the Company's stock by its executives, thereby aligning executives' long-term interests with those of the shareholders. These long-term incentive programs are principally reflected in the Company's stock-based incentive plans. The Compensation Committee believes that significant stock ownership is a major incentive in building shareholder value and reviews awards of equity-based incentives with that goal in mind.

     - Qualitative Factors -- The Compensation Committee believes that in addition to corporate performance and specific division performance, it is appropriate to consider in setting and reviewing executive compensation the personal contributions that a particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, planning initiatives, development skills, public affairs and civic involvement have been deemed to be important qualitative factors to take into account in considering levels of compensation.

     The Company has significantly changed its product lines and distribution channels in recent years through internal expansion, as well as through acquisitions, resulting in an increase in net revenue from $98.3 million in fiscal 1992 to 308.4 million in fiscal 1996. As a result of this growth and in connection with the annual review of the Company's executive compensation policies, the Compensation Committee deemed it appropriate to undertake a comprehensive review of the Company's executive compensation and benefit programs for fiscal 1996. The Compensation Committee engaged a nationally recognized compensation consulting firm (the "Consultant") to assist the Compensation Committee in its review and to make recommendations to address the Company's compensation arrangements for the Company's senior executive officers for fiscal 1996. In connection with this review and in light of the significant changes in the Company's product lines and distribution channels, the Compensation Committee determined that the peer group which the Compensation Committee had utilized for purposes of evaluating compensation for executive officers for fiscal 1995 should be revised. The new peer group consists of publishing and media companies, which are closer to the Company in size than the companies included in the former peer group. The companies in the Company's new peer group are reflected in the Performance Graph included in this Proxy Statement (the "Peer Group Index") and were used for purposes of reviewing compensation policies for executive officers for fiscal 1996.

  Compensation of Executive Officers

     The Compensation Committee believes that the compensation for each of its executive officers should consist of a base salary, the potential for an annual cash bonus and equity-based long-term incentive compensation. The Compensation Committee has applied the policies described herein to fiscal 1996 compensation for executive officers, including the Named Officers.

     Base Compensation. In determining whether an increase in base compensation for its executive officers was appropriate for fiscal 1996, the Compensation Committee reviewed salary ranges recommended by the Consultant and sought the advice of the Chief Executive Officer. The Compensation Committee subjectively determined on the basis of discussions with the Chief Executive Officer, a review of the base compensation of executive officers of comparable companies, the advice of the Consultant, its experience with the Company and in business generally, and what it viewed to be appropriate levels of base compensation after taking into consideration the contributions of each executive officer. As a result of this review, increases averaging approximately 16% in the base salaries for the Named Officers for fiscal 1996 were made, with specific increases varying from approximately 2% to 48%, reflecting the Compensation Committee's subjective judgment as to the competitive level of the compensation being paid to each executive, the executive's contribution to the Company's performance and the increased responsibilities undertaken by the executive officer. As a result of these increases, base salaries for the Named Officers were set for fiscal 1996 at approximately the 50th percentile of the base compensation of executives with similar responsibilities at comparable companies. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors which were applied subjectively in reaching its base compensation decisions.

     Annual Incentive and Bonus Compensation. For fiscal 1996, the Compensation Committee established performance goals for awarding cash incentive payments, including targeted pre-tax profits for the Company, improvements in the Company's return on assets ratio and, for certain Named Officers, pre-determined margin contributions for specific divisions of the Company. The amount of any potential award varied with each executive officer. The Company failed to meet the fiscal 1996 performance goals set by the Compensation Committee; therefore, no executive officer earned incentive or bonus compensation for fiscal 1996.

     Long-Term Incentive Compensation. The Compensation Committee believes the Company should make it a part of its regular executive compensation policies to grant annual awards of long-term, equity-based incentives to executive officers and other key employees as part of the compensation package that is reviewed annually for each executive officer. In making these awards, the Compensation Committee establishes guidelines at the time of the annual review and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term, equity-based incentive compensation to the other executive officers.

     During fiscal 1995, the Compensation Committee granted to the Named Officers restricted stock awards for an aggregate of 65,000 shares of Common Stock, which could be earned proportionately over the next two fiscal years based on pre-determined margin contributions of certain divisions of the Company and/or pre-tax income targets for the Company for each of such years. Specific grants were between 10,000 and 25,000 shares. As a result of the Company achieving the performance goals established for fiscal 1995, 31,250 of such shares were earned by the Named Officers in fiscal 1995. Due to the Company's failure to satisfy the performance goals established for fiscal 1996 by the Compensation Committee, none of the remaining available 32,500 shares were earned by the Named Officers in fiscal 1996.

     As part of the Compensation Committee's annual review of the Company's executive compensation policies for fiscal 1996 and based upon the recommendations of the Consultant, the Compensation Committee determined to cease the granting of restricted stock awards and to instead grant stock options with an exercise price based on the fair market value of the Common Stock on the date of grant as long-term, equity-based incentive compensation to the Company's management team. Accordingly, during fiscal 1996, the Compensation Committee considered, with the assistance of the Consultant, the amount of stock option holdings by its senior executives in relation to the holdings by senior executives of comparable companies. As a result of this analysis, the Compensation committee determined in its subjective judgment that additional option holdings were appropriate and granted to the Named Officers a one-time stock option grant ("Special Options") to purchase an aggregate of 300,000 shares of Common Stock or Class B Common Stock. The Special Options vest at a rate of 33 1/3% annually over a three year period beginning on the third anniversary of the date of grant. In addition, the Compensation Committee granted to the Named Officers annual stock option awards ("Annual Options") to purchase an aggregate of 110,000 shares of Common Stock or Class B Common Stock. The Annual Options vest at a rate of 33 1/3% annually over a three year period beginning on the first anniversary of the date of grant. Both the Special Options and the Annual Options are non-qualified options and were granted under the Stock Incentive Plan. See "-- Option/SAR Grants in Last Fiscal Year." The size of the option grant to each Named Officer was determined by the Compensation Committee based upon an analysis of comparable companies, a subjective assessment of such Named Officer's performance and his respective level in the organization.

     Chief Executive Officer Compensation. The Compensation Committee reviewed the performance of the Company and of Sam Moore as its Chairman, Chief Executive Officer and President in determining his compensation for the 1996 fiscal year. The Compensation Committee took into account the Company's financial performance compared to companies included in the Peer Group Index, the base compensation of Mr. Moore relative to the chief executive officers of comparable companies, the advise of the Consultant and the longevity of Mr. Moore's service to the Company. In light of these considerations, the Compensation Committee determined that his base compensation for fiscal 1996 should be increased to $325,000. In reaching this decision, the Compensation Committee also took into account that as part of Mr. Moore's compensation the Company paid him an additional $148,038 to enable him to pay the after income tax cost of premiums for life insurance maintained on the joint lives of Mr. Moore and his wife. This payment was made pursuant to a previously executed agreement and is conditioned upon Mr. Moore maintaining in excess of 3,000,000 votes of Common Stock and Class B Common Stock at all times. See "-- Employment and Termination Agreements." The life insurance is designed to ensure sufficient liquidity for Mr. Moore's estate so that the estate would not be forced to sell its significant stock position in the Company to fund its estate tax liability, thus providing stability in the market for the Company's securities.

     Mr. Moore was eligible to receive a cash incentive payment if the Company achieved certain targeted pre-tax profits and improved its return on assets ratio set as by the Compensation Committee. Since the Company failed to meet the performance goals, Mr. Moore did not receive a cash incentive payment award for fiscal 1996.

     The Compensation Committee also believed that it was important for Mr. Moore to continue to be awarded from time to time long-term, equity-based incentive compensation. During fiscal 1996, the Compensation Committee granted Mr. Moore a Special Option and an Annual Option to purchase 120,000 and 40,000 shares, respectively, of either Common Stock or Class B Common Stock. See
"-- Option/SAR Grants in Last Fiscal Year." The size of the stock option grants to Mr. Moore was determined by the Compensation Committee based upon a subjective assessment of Mr. Moore's contributions to the Company. It is the subjective opinion of the Compensation Committee, based upon the advice of the Consultant, that even though Mr. Moore already owned a significant amount of the equity of the Company, the grant of stock options as long-term, equity-based incentive compensation would provide Mr. Moore with a further incentive to build shareholder value for the benefit of all shareholders.

     Federal Income Tax Deductibility Limitations. Section 162(m) of the Internal Revenue Code of 1986, enacted as part of the Omnibus Budget Reconciliation Act in 1993 ("OBRA"), generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company's Chief Executive Officer and four other most highly compensated executive officers. Compensation paid to these officers in excess of $1,000,000 that is not performance-based cannot be claimed by the Company as a tax deduction.

     The Compensation Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation and to seek to qualify executive compensation awards as performance-based compensation excluded from the $1,000,000 limit. Stock options and other equity-based incentives granted under the Company's stock incentive plans qualify as performance-based compensation. None of the executive officers received compensation in fiscal 1996 that would exceed the $1,000,000 limit on deductibility. The Committee has not determined whether it will approve any compensation arrangements that will cause the $1,000,000 limit to be exceeded in the future.

July 10, 1996
                                          Millard V. Oakley, Chairman
                                          Brownlee O. Currey, Jr.
                                          W. Lipscomb Davis, Jr.

PERFORMANCE GRAPH

     The following graph compares the five-year cumulative returns of $100 invested on March 31, 1991 in (i) the Common Stock, (ii) the Class B Common Stock, (iii) Standard & Poor's MidCap 400 Index (the "S&P Index"), and (iv) the Peer Group Index, assuming the reinvestment of all dividends. The returns on the common stock of each member of the Peer Group Index have been weighted to reflect relative stock market capitalization.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                    AMONG THOMAS NELSON, INC. COMMON STOCK,
      THOMAS NELSON, INC. CLASS B COMMON STOCK, THE S&P MIDCAP 400 INDEX,
                          AND THE PEER GROUP INDEX(1)

                                                    THOMAS NELSON,
                                    THOMAS NELSON,       INC.--
      MEASUREMENT PERIOD                INC.--          CLASS B       PEER GROUP      S&P MIDCAP
    (FISCAL YEAR COVERED)           COMMON STOCK     COMMON STOCK       INDEX         400 INDEX
1991                                    100.00          100.00          100.00          100.00
1992                                    140.00          147.00          100.00          121.00
1993                                    169.00          172.00          124.00          141.00
1994                                    211.00          246.00          141.00          150.00
1995                                    269.00          268.00          148.00          162.00
1996                                    206.00          249.00          157.00          209.00

- ---------------

(1) The Peer Group Index is comprised of the following 18 publicly traded publishing and media companies:

American Greetings Corp.
BET Holdings, Inc.
Courier Corp.
Day Runner, Inc.
Gaylord Entertainment Co.
Houghton Mifflin Co.
Integrity Music, Inc.
International Family Entertainment, Inc.
Jostens, Inc.

King World Productions, Inc.
Marvel Entertainment Group, Inc.
Meredith Corp.
Plenum Publishing Corp.
Scholastic Corp.
Value Line, Inc.
Waverly, Inc.
Western Publishing Group, Inc.
John Wiley & Sons, Inc.

        COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the company's equity securities, to file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater than 10% beneficial owners are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) reports so filed.

     Based solely upon a review of the Forms 3, 4 and 5 and amendments thereto, and certain written representations furnished to the Company, the Company believes that, during the fiscal year ended March 31, 1996, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements, except that Sam Moore, in connection with a review of his beneficial ownership, detected certain possible deficiencies in his reporting to the Commission. In order to correct such possible deficiencies, Sam Moore amended his Annual Statement of Beneficial Ownership on Form 5 for fiscal years 1994 and 1995, respectively, covering an aggregate of sixteen transactions and filed five Statements of Changes in Beneficial Ownership on Form 4 covering an aggregate of sixteen transactions.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's financial statements for the year ended March 31, 1996, were examined by Arthur Andersen LLP, independent certified public accountants. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     In keeping with its past practice, the Board of Directors does not intend to select independent auditors for the year ending March 31, 1997 until after the Annual Meeting.

             DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS TO BE
                PRESENTED AT 1997 ANNUAL MEETING OF SHAREHOLDERS

     Shareholder proposals intended to be presented at the Annual Meeting of Shareholders to be held in 1997 must be received in writing by the Company at its executive offices at 501 Nelson Place, Nashville, Tennessee 37214-1000, not later than March 17, 1997, in order to be included in the Company's proxy statement and proxy for that meeting.

                            METHOD OF COUNTING VOTES

     Pursuant to rules promulgated by the Commission, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to vote "for," "against" or "withhold authority" (or abstain) to vote for one or more of the director nominees, and to vote "for," "against" or "abstain" from voting on any other matters submitted to the shareholders. Under applicable securities laws, Tennessee law and the Company's charter and bylaws, an abstention or withholding of authority to vote will have no effect on the outcome of the election of directors, as such election is determined by the number of votes cast. Shares represented at the Annual Meeting by proxies containing instructions to "withhold authority" or abstain will nonetheless be counted as present for purposes of determining whether a quorum exists at the Annual Meeting.

     A broker non-vote occurs when a broker holding shares registered in a street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter. Under Tennessee law and the Company's charter and bylaws, broker non-votes will have no impact on any of the matters to be submitted to the shareholders, but shares represented by a proxy card marked with a non-vote would be counted as present for purposes of determining the existence of a quorum. Under New York Stock Exchange rules, the election of directors is a matter on which a broker has the discretion to vote if instructions are not received from the client at least 10 days prior to the Annual Meeting, but brokers may not have the discretion to vote on any other proposal in the absence of instructions from their clients.

                                 MISCELLANEOUS

     The cost of this solicitation of proxies will be borne by the Company. It is anticipated that the solicitation will be made primarily by mail, but regular employees or representatives of the Company may, without additional compensation, also solicit proxies by telephone, telegram, or personal interview and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals at the Company's expense.

     The Board of Directors is not aware of any business other than that described in this Proxy Statement to be presented for action at the Annual Meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal that may be properly brought before the Annual Meeting in accordance with their judgment.

     THE ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED MARCH 31, 1996, IS BEING MAILED TO ALL SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING. ADDITIONAL INFORMATION IS CONTAINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1996, FILED WITH THE COMMISSION. THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY SHAREHOLDER A COPY OF ITS COMPLETE ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, UPON WRITTEN REQUEST TO JOE L. POWERS, EXECUTIVE VICE PRESIDENT AND SECRETARY, THOMAS NELSON, INC., P.O. BOX 141000, NASHVILLE, TENNESSEE 37214-1000.

                                          BY ORDER OF THE BOARD OF DIRECTORS.

                                          THOMAS NELSON, INC.
                                          By Sam Moore, President

July 11, 1996

                                                                      Appendix A

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              THOMAS NELSON, INC.
                                501 Nelson Place
                            Nashville, TN 37214-1000

The undersigned hereby appoints SAM MOORE and JOE L. POWERS, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock and Class B Common Stock of Thomas Nelson, Inc. held of record by the undersigned on July 1, 1996, at the Annual Meeting of Shareholders to be held at the Loews Vanderbilt Plaza, 2100 West End Avenue, Nashville, Tennessee 37203 on Thursday, August 22, 1996, at 11:00 a.m., local time, or any adjournment thereof.

1. ELECTION OF DIRECTORS

   / / FOR all nominees listed below (except as marked to the  / / WITHHOLD AUTHORITY (Abstain) to vote for all nominees
       contrary below):                                            listed below:
        Brownlee O. Currey, Jr.                                Brownlee O. Currey, Jr.
        W. Lipscomb Davis, Jr.   Joe M. Rodgers                     W. Lipscomb Davis, Jr.   Joe M. Rodgers
   / / AGAINST all nominees listed below:
        Brownlee O. Currey, Jr.
        W. Lipscomb Davis, Jr.   Joe M. Rodgers

INSTRUCTION: TO VOTE FOR, AGAINST OR TO WITHHOLD AUTHORITY (ABSTAIN) TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW
AND INDICATE WHETHER YOUR VOTE IS FOR, AGAINST OR TO WITHHOLD AUTHORITY
(ABSTAIN) TO VOTE FOR THAT NOMINEE.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL THE NOMINEES NAMED ABOVE.

                                                 PLEASE MARK, SIGN, DATE AND
                                                 RETURN THE PROXY CARD PROMPTLY
                                                 USING THE ENCLOSED ENVELOPE.
                                                 Please sign exactly as name
                                                 appears below. When shares are
                                                 held by joint tenants, both
                                                 should sign. When signing as
                                                 attorney, executor,
                                                 administrator, trustee, or
                                                 guardian, please give full
                                                 title as such. If a
                                                 corporation, please sign in
                                                 full corporate name by
                                                 President or other authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by authorized persons.

                                                 -------------------------------
                                                 Signature

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                                                 Signature

                                                 DATED:

                                                 -------------------------, 1996